EXHIBIT 99.1
February 3, 2016
NEWS FOR IMMEDIATE RELEASE
CONTACT: ERIC J. DOSCH, CFO
985.375.0308

First Guaranty Bancshares, Inc.  Announces Fourth Quarter and 2015 Annual Earnings

Hammond, Louisiana, February 3, 2016 - First Guaranty Bancshares, Inc. (the "Company" or "First Guaranty") (NASDAQ: FGBI), the holding company for First Guaranty Bank, announced its unaudited financial results for the quarter and year ended December 31, 2015.  Net income to common shareholders after preferred stock dividends was $3.3 million for the fourth quarter of 2015 compared to $2.7 million for the fourth quarter of 2014.  Net income available to common shareholders increased to $14.1 million for the year ended December 31, 2015 compared to $10.8 million for 2014, an increase of 30%.

First Guaranty completed its capital raise in the fourth quarter of 2015.  First Guaranty redeemed its Small Business Lending Fund ("SBLF") preferred stock of $39.4 million in December 2015 with proceeds from a $15.0 million subordinated debt offering and a $25.0 million senior secured loan.  First Guaranty paid a 10 percent common stock dividend on December 17th, 2015 to shareholders of record as of December 10th, 2015.   All financial information, including earnings per share and dividend per share calculations, have been adjusted for the stock dividend.  Total shares outstanding were 7,609,194 as of December 31, 2015.

Earnings per common share increased to $0.45 per share for the fourth quarter of 2015 from $0.39 per share in the fourth quarter of 2014.  Earnings per common share increased to $2.01 for the year ended December 31, 2015 compared to $1.57 for 2014.   First Guaranty paid quarterly dividends of $0.16 per share in 2015 unadjusted for the stock dividend.  The dividend rate per share remained at $0.16 following the 10 percent stock dividend declared in the fourth quarter of 2015 which resulted in an effective 10 percent increase in the cash dividend rate per share.  First Guaranty has paid common dividends for 90 consecutive quarters.  Since 1993, First Guaranty has paid a total of $56.8 million in common dividends to shareholders.

Return on average assets for the fourth quarter of 2015 was 0.93% compared to 0.76% for the fourth quarter of 2014.  Return on average assets for the year ended December 31, 2015 was 0.97% compared to 0.77% for the year ended December 31, 2014.  Return on average common equity was 11.34% for the fourth quarter of 2015 compared to 10.74% for the fourth quarter of 2014.  Return on average common equity for the year ended December 31, 2015 was 12.98% compared to 11.40% for the year ended December 31, 2014.

The loan portfolio grew to $841.6 million at December 31, 2015 from $790.3 million at December 31, 2014.  The growth in the loan portfolio was predominantly driven by our local loan originations.  Syndicated loans declined during 2015 to $105.9 million at December 31, 2015 from $129.0 million at December 31, 2014.  First Guaranty has continued to transition assets from securities into loans.  Total investment securities were $546.1 million at December 31, 2015, a decline of $95.5 million from $641.6 million at December 31, 2014.

First Guaranty continues to monitor the impact of fluctuations in oil and gas prices on our business.  We had approximately 3.4% of funded and 1.0% of unfunded commitments in our loan portfolio to businesses engaged in support or service activities for oil and gas operations.  We had $500,000 of past due or non-accrual loans that were related to oil and gas operations at December 31, 2015.

Total deposits were $1.3 billion at December 31, 2015.  Non-interest bearing deposits were $213.2 million at December 31, 2015, an increase of $5.2 million from $208.0 million at December 31, 2014.  Interest bearing demand deposits were $409.2 million at December 31, 2015 compared to $432.3 million at December 31, 2014.  Savings deposits were $81.4 million at December 31, 2015 compared to $74.6 million at December 31, 2014.  Time deposits were $592.0 million at December 31, 2015 compared to $657.0 million at December 31, 2014.  Public funds deposits totaled $568.7 million at December 31, 2015 compared to $601.5 million at December 31, 2014.

Net interest income for the fourth quarter of 2015 totaled $12.0 million compared to $11.7 million for the fourth quarter of 2014.  Net interest income for the year ended December 31, 2015 totaled $47.5 million compared to $44.1 million for the year ended December 31, 2014.  Interest income on loans totaled $10.9 million for the fourth quarter of 2015 and $10.6 million for the fourth quarter of 2014.  Interest income on loans totaled $42.5 million for the year ended December 31, 2015, an increase of $2.7 million, compared to $39.8 million for the year ended December 31, 2014.  Securities interest income totaled $3.2 million for the fourth quarter of 2015 and $3.4 million for the fourth quarter of 2014.  Securities interest income totaled $13.5 million for the year ended December 31, 2015 and $13.4 million for the year ended December 31, 2014.  Interest expense totaled $2.1 million for the fourth quarter of 2015, a decline of $0.2 million compared to total interest expense of $2.2 million for the fourth quarter of 2014.  Interest expense for the year ended December 31, 2015 totaled $8.6 million, a decline of $0.6 million, compared to total interest expense of $9.2 million for the year ended December 31, 2014.

The net interest margin for the fourth quarter of 2015 improved to 3.41% compared to 3.27% for the fourth quarter of 2014.  The net interest margin for the year ended December 31, 2015 was 3.26%, an improvement compared to 3.11% for the year ended December 31, 2014.  First Guaranty attributes the improvement in the net interest margin to our continued transition in our assets from lower yielding securities into loans and from lowering our time deposit costs.  We have been able to maintain an average yield on loans greater than 5.0% despite the low interest rate environment.

Non-interest income for the fourth quarter of 2015 was $1.4 million compared to $1.5 million in the fourth quarter of 2014.  Non-interest income for the year ended December 31, 2015 was $9.0 million compared to $6.2 million for the year ended December 31, 2014.  The majority of the increase in non-interest income in 2015 was associated with gains on the sale of securities.  First Guaranty sold securities to fund loan growth and liquidated a preferred security that had converted to common stock during 2015.

Non-interest expense declined in the fourth quarter of 2015 to $7.7 million compared to $8.2 million for the fourth quarter of 2014.  Non-interest expense declined to $31.1 million for the year ended December 31, 2015 compared to $31.6 million for the year ended December 31, 2014.  We attribute the decline in non-interest expense to our continued focus on reducing costs and enhancing efficiencies.

The provision for loan losses declined in the fourth quarter of 2015 to $1.0 million compared to $1.9 million for the third quarter of 2015.  The provision for loan losses was $0.9 million for the fourth quarter of 2014.  The provision for the year ended December 31, 2015 totaled $3.9 million compared to a provision of $2.0 million for the year ended December 31, 2014.

Nonperforming assets decreased in the fourth quarter of 2015 to $22.0 million compared to $22.9 million at the end of the third quarter of 2015.  The majority of the decline in non-performing assets occurred due to a reduction in other real estate owned from $2.4 million at September 30, 2015 to $1.6 million at December 31, 2015.  Non-performing assets totaled $15.0 million at December 31, 2014.  The increase in non-performing assets from December 31, 2014 to December 31, 2015 was primarily concentrated in two multi-family real estate secured loans, a commercial real estate loan and two government guaranteed agricultural loans that were transferred to non-accrual status during 2015.  These were seasoned loan relationships that experienced declines in financial performance in 2015.

Total common equity increased to $118.2 million at December 31, 2015 compared to $100.1 million at December 31, 2014.  The increase in common equity was the result of the capital raise and an increase in retained earnings partially offset by dividends paid on common and preferred stock.   Book value per share was $15.54 at December 31, 2015 compared to $14.47 at December 31, 2014.

Alton B. Lewis, President and CEO commented:  "2015 was a year of strong progress for First Guaranty Bancshares, Inc.  Strong progress was made in capital; strong progress was made in earnings; strong progress was made in shareholder value.  This progress was a result of everyone, from the Board of Directors throughout every part of the entire organization, working together toward a common goal.  We have laid the foundation for continued strong progress in all of these areas."

About First Guaranty

First Guaranty, a Louisiana-based company, has approximately $1.5 billion in assets as of December 31, 2015 and provides personalized commercial banking services through 21 banking facilities located across Louisiana.  For more information, visit www.fgb.net.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents:
Cash and due from banks	$36,690	$44,365
Federal funds sold	582	210
Cash and cash equivalents	37,272	44,575

Interest-earning time deposits with banks	997	10,247

Investment securities:
Available for sale, at fair value	376,369	499,808
Held to maturity, at cost (estimated fair value of $168,148 and $139,688 respectively)	169,752	141,795
Investment securities	546,121	641,603

Federal Home Loan Bank stock, at cost	935	1,621

Loans, net of unearned income	841,583	790,321
Less: allowance for loan losses	9,415	9,105
Net loans	832,168	781,216

Premises and equipment, net	22,019	19,211
Goodwill	1,999	1,999
Intangible assets, net	1,394	1,733
Other real estate, net	1,577	2,198
Accrued interest receivable	6,015	6,384
Other assets	9,256	8,089
Total Assets	$1,459,753	$1,518,876

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand	$213,203	$207,969
Interest-bearing demand	409,209	432,294
Savings	81,448	74,550
Time	592,010	657,026
Total deposits	1,295,870	1,371,839

Short-term borrowings	1,800	1,800
Accrued interest payable	1,707	1,997
Long-term borrowings	25,824	1,455
Junior subordinated debentures	14,597	-
Other liabilities	1,731	2,202
Total Liabilities	1,341,529	1,379,293

Shareholders' Equity
Preferred stock:
Series C - $1,000 par value - authorized 39,435 shares; issued and outstanding 0 and 39,435	-	39,435
Common stock:[1]
$1 par value - authorized 100,600,000 shares; issued 7,609,194 and 6,923,206 shares	7,609	6,923
Surplus	61,584	51,646
Treasury stock, at cost, 0 and 3,184 shares	-	(54)
Retained earnings	49,932	41,392
Accumulated other comprehensive income	(901)	241
Total Shareholders' Equity	118,224	139,583
Total Liabilities and Shareholders' Equity	$1,459,753	$1,518,876
[1] 2014 and 2015 share amounts reflect the ten percent stock dividend paid December 17, 2015 to shareholders of record as of December 10, 2015.

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except share data)	2015	2014	2015	2014
Interest Income:
Loans (including fees)	$10,856	$10,568	$42,536	$39,787
Deposits with other banks	16	18	72	115
Securities (including FHLB stock)	3,215	3,361	13,471	13,395
Total Interest Income	14,087	13,947	56,079	53,297

Interest Expense:
Demand deposits	367	308	1,419	1,312
Savings deposits	12	9	38	33
Time deposits	1,616	1,868	6,985	7,716
Borrowings	61	39	166	141
Total Interest Expense	2,056	2,224	8,608	9,202

Net Interest Income	12,031	11,723	47,471	44,095
Less: Provision for loan losses	986	908	3,864	1,962
Net Interest Income after Provision for Loan Losses	11,045	10,815	43,607	42,133

Noninterest Income:
Service charges, commissions and fees	690	713	2,736	2,767
ATM and debit card fees	452	424	1,779	1,671
Net gains (loss) on securities	128	(5)	3,300	295
Net gains (loss) on sale of loans	-	(6)	4	(12)
Other	115	328	1,137	1,456
Total Noninterest Income	1,385	1,454	8,956	6,177

Noninterest Expense:
Salaries and employee benefits	3,749	4,103	15,496	15,840
Occupancy and equipment expense	924	933	3,845	3,928
Other	3,038	3,189	11,754	11,826
Total Noninterest Expense	7,711	8,225	31,095	31,594

Income Before Income Taxes	4,719	4,044	21,468	16,716
Less: Provision for income taxes	1,349	1,246	6,963	5,492
Net Income	3,370	2,798	14,505	11,224
Preferred Stock Dividends	(89)	(99)	(384)	(394)
Income Available to Common Shareholders	$3,281	$2,699	$14,121	$10,830

Per Common Share:[1]
Earnings	$0.45	$0.39	$2.01	$1.57
Cash dividends paid	$0.16	$0.15	$0.60	$0.58
Book Value			$15.54	$14.47

Weighted Average Common Shares Outstanding	7,292,349	6,920,022	7,013,869	6,920,022

Return on Average Assets	0.93%	0.76%	0.97%	0.77%
Return on Average Common Equity	11.34%	10.74%	12.98%	11.40%
Net Interest Margin	3.41%	3.27%	3.26%	3.11%

[1] 2014 and 2015 share amounts reflect the ten percent stock dividend paid December 17, 2015 to shareholders of record as of December 10, 2015.